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                                                                    EXHIBIT 10.5

               RESTATED TERMINATION, RELEASE AND ROYALTY AGREEMENT
               ---------------------------------------------------

         THIS RESTATED TERMINATION, RELEASE AND ROYALTY AGREEMENT (the "Agreement") is made as of March 5, 2004, between Warner Home Video Inc., successor in interest to Warner Home Video, a division of Time Warner Entertainment Company, L. P. ("WHVI"), on the one hand, and Genius Products, Inc., ("Genius") on the other hand and shall supersede the Termination, Release and Royalty Agreement between the Parties dated February 23, 2004.

                                     WHEREAS
                                     -------

         A. WHVI and Genius entered into a Homevideo Distribution Agreement made as of February 6, 2002 (the "Distribution Agreement") which granted WHVI home video distribution rights to Baby Genius Catalog Titles ("Mozart and Friends", "Mozart and Friends: Sleepytime" and "Four Seasons") and Baby Genius and Kid Genius New Releases (the Catalog Titles and Baby Genius and Kids Genius New Releases shall collectively be referred to as the "Pictures");

         B. Certain disputes have arisen between the Parties and the Parties have agreed that it is in their respective best interests to (i) terminate the Distribution Agreement (ii) provide for a buyback of existing Devices, as defined below (the "Buy Back"); (iii) enter into an agreement whereby Genius will pay WHVI a royalty based upon Genius's self-distribution of the Pictures and any additional New Releases to an agreed-upon cap (the "Royalty Agreement") and (iv) mutually release each other from all claims or potential claims;

         C. The Parties have chosen to provide herein, by reference to the Distribution Agreement, for certain rights and obligation of the Parties required in connection with the Royalty Agreement, but agree that this shall in no way affect or qualify the termination of the Distribution Agreement, which is full and complete as provided for herein.

         D. The Parties hereto have executed that certain Termination, Release and Royalty Agreement, dated February 23, 2004 (the "First Agreement") and now desire to rescind the First Agreement in its entirety and declare it null and void and to enter into this restated Termination, Release and Royalty Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the adequacy and sufficiency of which as consideration are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINED TERMS

         Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth below:

                  A. "Devices" shall mean any and all forms and types of electronic, mechanical, magnetic, optical and/or digital devices now known or hereafter devised (in all formats and sizes) including, but not limited to, videocassettes, digital video discs, DVDs, optical discs, semiconductor chips, computer hard drives and/or personal digital video recorders ("PVRs") (e.g., TiVo) upon which are encoded or stored an audiovisual duplication of the Pictures for future retrieval by Video Playback Systems.

                  B. "Home Video Rights" shall mean the right to exploit and distribute Devices for the intended purpose of noncommercial viewing by consumers on Video Playback Systems in such manner that viewing schedules, viewing frequency and interactive multimedia functions may be freely controlled by the consumers.

                  C. "Incidental Rights" shall mean the usual and customary incidental rights in connection with the Pictures including, but not limited to, the following:

                  (i) SUBLICENSING: The right to sublicense or subdistribute any of the Homevideo Rights and Incidental Rights on Genius's behalf; provided that, as further described in Paragraph 7.I below, Genius shall not sublicense or subdistribute the Pictures through a "Major Studio" (as defined in Paragraph 7.I below) during the Royalty Agreement Term;

                  (ii) PROMOTION: The right to advertise, promote and publicize the Pictures and Devices in any media, or authorize others to do so, and such advertising, promotion and publicity may include synopses of or excerpts from the Pictures or pre-existing advertisements, publicity pieces and promotional materials, in whole or in part, for the Pictures.

                  D. "NEW RELEASES" shall include all children's videos developed and/or produced by Genius other than "Mozart and Friends", Mozart and
Friends: Sleepytime" and "Four Seasons". Such Pictures are intended for family, children and/or adult viewing, are intended to be released on standard or non-standard television or directly to homevideo and include (i) new Baby Genius or Kid Genius Pictures produced by Genius and (ii) existing Pictures that had not been released in retail distribution channels prior to February 6, 2002.

                  E. "Territory" shall mean the entire universe, including, without limitation, all countries therein and all ships, spacecraft and aircraft (to the extent same may serve as places of dwelling for any persons), wherever situated, which fly the flag of, are registered in, or book films in any country, and all camps, bases, sites, settlements, colonies, installations, and embassies (to the extent same may serve as places of dwelling for any persons) wherever situated, which are owned, leased, controlled, supervised, used or occupied by the armed forces, governmental agencies, or public or private industrial or commercial concerns of any country.

                  F. "Video Playback Systems" shall mean any electronic, mechanical, magnetic or optical apparatus now known or hereafter devised which is capable of being operated by consumers (i) directly in their places of dwelling, including, but not limited to, videocassette players and optical disc players (including, but not limited to, all forms and types of DVD players),
(ii) indirectly from their places of dwelling through instant access direct delivery transmission

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systems (including, without limitation, through any and all "downloading" or
"streaming" technologies whereby the Pictures are digitally transmitted online, or via cable, satellite, or otherwise, and stored on a Device for future retrieval and viewing by an end consumer, which distribution of the Pictures shall be included in the Homevideo Rights, or (iii) elsewhere on any such apparatus that is designed to be portable and intended for personal use, such as laptop computers and portable DVD players, and which can cause the Pictures to be displayed on associated reproduction equipment including, but not limited to, television receivers, television monitors and computer-type displays in such manner as to be perceivable by, and visible and/or audible to, the consumers.

2. TERMINATION OF THE DISTRIBUTION AGREEMENT

         WHVI and the Genius agree that the Distribution Agreement is terminated, effective as of March 5, 2004 (the "Effective Date"). Notwithstanding the foregoing, the parties agree to work together in good faith to ensure a smooth transition from WHVI to Genius. Towards that end, the Parties agree that WHVI shall continue to accept orders from its customers for the Pictures through March 26, 2004. The Parties agree that there are no amounts payable by WHVI to Genius pursuant to the terminated Distribution Agreement and/or this Agreement. The payment of any amounts payable by Genius to WHVI pursuant to the terminated Distribution Agreement and this Agreement is provided for in this Agreement. The parties acknowledge and agree that this Agreement incorporates and/or references certain provisions of the Distribution Agreement, and that notwithstanding the termination of the Distribution Agreement, these provisions shall be deemed incorporated in this Agreement as and to the extent referenced as though originally agreed herein. WHVI specifically confirms that the exclusivity provisions applicable to Larry Balaban under Paragraph 20 of the Distribution Agreement will terminate as of the Effective Date.

3. MUTUAL RELEASE

         A. WHVI RELEASE. For adequate and valuable consideration, including but not limited to the termination of the Distribution Agreement and the entering into of the Royalty Agreement provided for herein, upon receipt of a fully executed copy of this Agreement, WHVI on behalf of itself, its predecessors, (including but not limited to Time Warner Entertainment Company, L.P. and its former division Warner Home Video) and each of their respective officers, employees, directors, shareholders, parents, divisions, affiliates (including but not limited to Time Warner Inc. and AOL Time Warner Inc.), partners, agents, producers, attorneys, accountants, administrators, conservators, trustees, licensees, successors and assigns (collectively the "Warner Releasors") hereby fully and forever release and discharge Genius, and each of its officers, employees, directors, shareholders, parents, divisions, affiliates, partners, agents, attorneys, accountants, administrators, conservators, trustees, licensees, successors, and assigns (the "Genius Releasors") from any and all claims, demands, liens, actions, suits, causes of action, controversies, debts, costs, attorneys' fees, expert witness fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise ("Claims"), whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, based on any facts, circumstances, events, actions, or omissions occurring from the beginning of time to the Effective Date which concern or pertain in any way, or arise in connection with, or pursuant to, or in the negotiation, formation or performance of or under the Distribution Agreement (collectively the "WHVI Released Claims.") Notwithstanding the foregoing WHVI, on behalf of itself and the Warner Releasors, does not release and discharge those Claims, if any, it may have with respect to the Royalty Agreement provided for herein.

         B. GENIUS RELEASE. For valuable and adequate consideration, including but not limited to the termination of the Distribution Agreement, Genius on behalf of itself and the Genius Releasors hereby fully and forever release and discharge WHVI and the Warner Releasors from any and all Claims, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, based on any facts, circumstances, events, actions, or omissions occurring from the beginning of time to the Effective Date which concern or pertain in any way, or arise in connection with, or pursuant to, or in the negotiation, formation or performance of or under the Distribution Agreement (collectively the "Genius Released Claims.")

         C. UNKNOWN CLAIMS. Genius on behalf of itself and the Genius Releasors, and WHVI, on behalf of itself and the Warner Releasors, each acknowledge that there is a possibility that subsequent to the execution of this Agreement, they will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by them at that time may have materially affected their decisions to provide the release of claims in the preceding paragraphs. Genius, on behalf of itself and the Genius Releasors and WHVI, on behalf of itself and the Warner Releasors acknowledge and agree that by reason of this Agreement, and the mutual releases contained in the preceding paragraphs, they are assuming any risk of such unknown facts and such unknown or unsuspected claims. The Parties each have been advised of the existence of Section 1542 of the California Civil Code, which provides

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLMENT WITH THE DEBTOR.

         Notwithstanding this provision, this release shall constitute a full release in accordance with its terms. The Parties each knowingly and voluntarily waive the provisions of Section 1542, as well as any other statute, law or rule of similar effect, and acknowledge and agree that this waiver is an essential and material term of this release and that the Settlement would not have been entered without such waiver. The Parties each hereby represent that they have been advised by their legal counsel, understand and acknowledge the significance and consequence of this release and of this specific waiver of Section 1542 and other such laws.

         D. MUTUAL FORBEARANCE FROM FUTURE LITIGATION. Genius on behalf of itself and the Genius Releasors, agree to refrain and forbear forever from commencing, instituting, or prosecuting any lawsuit, arbitration, action or proceeding against WHVI or any of the WHVI Releasors based upon any of the Genius Released Claims. WHVI, on behalf of itself and the Warner Releasors, agrees to refrain and forebear forever from commencing, instituting, or prosecuting any lawsuit, arbitration, action or proceeding against Baby Genius or any of the Genius Releasors based upon any of the WHVI Released Claims.

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[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

4. ROYALTY AGREEMENT

          A. PAYMENT TO WHVI: In full consideration of all rights granted herein and all services to be performed hereunder, Genius will pay to WHVI the following royalties for all sales of the Pictures during the Royalty Agreement Term.

                  i. WHVI'S ROYALTY: A royalty ("WHVI's Royalty") equal to ** of "Accountable Receipts" (as defined in Exhibit "A") derived from sales of Devices of the Pictures. WHVI's Royalty and Accountable Receipts shall be computed, determined and payable in accordance with and subject to the provisions of Exhibit "A" attached hereto and by this reference made a part hereof.

                  ii. CAP ON AMOUNT: WHVI has previously advanced to Genius an amount nearing ** under the Distribution Agreement ("Recoupable Advance"). In the interest of resolving this matter WHVI has agreed to accept the sum of Three Hundred Thousand Dollars ($300,000), to be paid as set forth above within ** of the date of this Agreement as full recoupment of the Recoupable Advance.

                  iii. PAYMENT FOR PURCHASE OF INVENTORY: Immediately upon execution of this Agreement, Genius shall pay WHVI the sum of One Hundred Ninety Two Thousand Two Hundred Nineteen Dollars ($192,219.00) to purchase all Devices remaining in WHVI's inventory. Such payment shall not count towards the Three Hundred Thousand Dollars ($300,000) that Genius will pay to WHVI.

         B. ROYALTY AGREEMENT TERM: The term of the Royalty Agreement shall commence on March 5, 2004 and shall continue for as long as necessary in order for WHVI to have received and retained Three Hundred Thousand Dollars ($300,000) from Genius.

5. RETURN OF GENIUS MATERIALS; CANCELLATION OF SECURITY INTEREST:

         A. No later than thirty (30) business days after the execution of this Agreement, WHVI shall return to Genius the physical elements of each of the Pictures delivered by Genius to WHVI under the Distribution Agreement.

         B. CANCELLATION OF SECURITY INTEREST: No later than ten (10) business days after WHVI has received payment in full of all sums due to WHVI under this Agreement, WHVI shall file with the applicable government agency (ies) a UCC Termination respecting the WHVI security interest in the Collateral, as defined in the Distribution Agreement, obtained pursuant to the Distribution Agreement.

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6. THIRD PARTY CLAIMS

         A. INDEMNIFICATION BY GENIUS. Genius shall at all times indemnify and hold harmless WHVI, its distributors, licensees, assignees and Affiliates (as defined in Exhibit "A" hereto), and the officers, directors, employees and agents of all of the foregoing (the "WHVI Indemnitees") against and from any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") based upon or arising out of, in connection with, or otherwise in respect of any claim made by third parties, against any WHVI Indemnitee(s) arising out of the exercise pursuant or relating hereto or pursuant or relating to the Distribution Agreement of Homevideo Rights, Incidental Rights or any other rights granted to WHVI hereunder or pursuant to the Distribution Agreement, the contents of the Pictures, any illegal act committed by Genius in connection with the Pictures, or arising out of any breach by Genius of any representation, warranty or other provision hereof or of the Distribution Agreement. Upon notice from WHVI of any such claim, or related demand or action being advanced or commenced, Genius agrees to adjust, settle, or defend same at the sole cost of Genius, and WHVI shall have the right to approve (such approval not to be unreasonably withheld) any settlement or disposition thereof to the extent that any rights or obligations of WHVI may be concerned. If Genius shall fail promptly so to do, WHVI shall have the right and is hereby authorized and empowered by Genius to appear by WHVI's attorneys in any such action, to adjust, settle, compromise, litigate, contest, satisfy judgments and take any other action necessary or desirable for the disposition of such claim, demand or action, without affecting Genius's indemnity; provided, that if Genius makes bonding arrangements reasonably satisfactory to WHVI assuring WHVI of reimbursement for all payments and expenses in connection with such claims, demands and causes of action (including, without limitation, reasonable outside attorneys' fees) covered by this Paragraph, WHVI shall not settle such claim, demand or cause of action without Genius's consent, which shall not be unreasonably withheld. The foregoing sentence shall not apply and WHVI's right to settle any claim, demand or cause of action and Genius's indemnity obligation shall remain unlimited where WHVI deems advisable a settlement of a lawsuit in which a claim, demand or cause of action for an injunction is made against the exploitation of the Pictures; provide that Genius shall approve (such approval not to be unreasonably withheld) such settlement in the event and to the extent it concerns Genius's intellectual property rights to the Pictures. Genius shall fully reimburse WHVI for all payments and expenses incurred or made thereby by WHVI, including outside attorneys' fees, within fifteen (15) days after demand by WHVI. If Genius shall fail so to reimburse WHVI then, without waiving any of its rights or remedies otherwise to enforce such reimbursement, WHVI shall have the right to deduct the amount of such payments and expenses from any sums accruing to or for the account of Genius under this Agreement.

         B. INDEMNIFICATION BY WHVI: WHVI shall at all times indemnify and hold harmless Genius, its distributors, licensees, assignees and affiliates, and the officers, directors, employees and agents of all of the foregoing (the "Genius Indemnitees"), against and from any and all Losses based upon or arising out of, in connection with, or otherwise in respect of any claim made by third parties against any Genius Indemnitees arising out of WHVI's distribution of the Pictures as provided for hereunder or under the Distribution Agreement, any

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illegal act committed by WHVI in connection with its distribution of the
Pictures, or arising out of any breach by WHVI of any representation, warranty or other provision hereof or of the Distribution Agreement. Upon notice from Genius of any such claim, or related demand or action being advanced or commenced, WHVI agrees to adjust, settle, or defend same at the sole cost of WHVI, and Genius shall have the right to approve (such approval not to be unreasonably withheld) any settlement or disposition thereof in the event and to the extent such settlement or disposition concerns Genius's intellectual property rights to the Pictures. WHVI shall fully reimburse Genius for all payments and expenses incurred or made thereby by Genius, including outside attorneys' fees, within fifteen (15) days after demand by Genius. If WHVI shall fail so to reimburse Genius then, without waiving any of its rights or remedies otherwise to enforce such reimbursement, Genius shall have the right to add the amount of such payments and expenses to any sums accruing to or for the account of Genius under this Agreement.

7. REPRESENTATIONS AND WARRANTIES: Genius hereby agrees, warrants and represents as follows:

                  A. Genius is free to enter into and fully perform this Agreement;

                  B. Genius has paid or will pay all charges, taxes, fees and other amounts which have been or may become owed in connection with the Pictures or the exploitation of Homevideo Rights or Incidental Rights, and there are no pending claims, liens, charges, restrictions or encumbrances on the Pictures or on the Homevideo Rights or Incidental Rights;

                  C. Genius has paid or will pay all wages, gross or profit participations, residuals, equitable or other remuneration for rental and/or lending rights, reuse fees, synchronization/mechanical royalties, and any and all other payments which must be made in connection with the Pictures or the Devices and in connection with exploitation of Homevideo Rights and Incidental Rights, to any third parties including, but not limited to, musicians, directors, writers, producers, announcers, publishers, composers, on-camera and off-camera performers and other persons who participated in production of the Pictures, and to any performing rights societies, collection societies, unions, guilds or other labor organizations;

                  D. Exercise of the Homevideo Rights and Incidental Rights hereunder will not infringe on any rights of any third party, including, but not limited to, rights affecting copyright, rental and lending rights, rights related to copyright and/or neighboring rights recognized under the law of any foreign jurisdiction, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or "moral rights";

                  E. The Pictures are currently protected by copyright in the Territory, and Grantor shall maintain such protection in full force and effect during the Term;

                  F. Genius has secured or will secure all necessary written consents, permissions and approvals for incorporation into the Pictures of the names, trademarks, likenesses and/or biographies of all persons, firms, products, companies and organizations depicted or displayed in

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         the Pictures, and Genius has secured or will secure all necessary written consents, permissions and approvals for incorporation into the Pictures of any pre-existing film or video footage produced by third parties;

                  G. Genius agrees to maintain a policy of Errors and Omissions insurance in connection with the Pictures, with limits of no less than One Million Dollars ($1,000,000) per Picture, and to name WHVI as an additional insured thereon;

                  H. Each and every one of the representations and warranties made by Genius herein shall survive the Royalty Agreement Term and shall continue in full force and effect after expiration or termination of this Agreement whether by operation of law or otherwise.

                  I. During the Royalty Agreement Term, Genius agrees to either self-distribute the Pictures or to allow a third party to distribute the Pictures, provided that the third party distributor is not a Major Studio nor related to or affiliated with a Major Studio. For purposes of this Agreement, "Major Studio" shall be defined as Universal, Paramount, Disney, Columbia/Sony, Artisan/Lion's Gate, MGM, Dreamworks, Hit, Lyric or Fox and their respective affiliate corporations that control, are controlled by, or are under common control with the foregoing.

8. RELATIONSHIP OF PARTIES

         A. NO PARTNERSHIP OR JOINT VENTURE: WHVI shall not be deemed a fiduciary, partner, or joint venturer of Genius.

         B. ASSIGNMENT: Genius shall not assign, sell or transfer this Agreement or any rights or obligations hereunder without WHVI's prior written consent.

         C. REMEDIES: Genius waives any right to purport to terminate the Homevideo Rights or Incidental Rights granted hereunder or to pursue any remedies in connection with this Agreement other than an action for money damages in accordance with the alternative dispute resolution process set forth in Paragraph 10.E below. Genius further agrees that in the event of a breach by Genius of this Agreement or any of its representations and warranties made herein, the Homevideo Rights and Incidental Rights in the Pictures shall revert back to WHVI, in WHVI's sole discretion.

         D. USE OF WHVI MATERIALS: During the Royalty Agreement Term and thereafter, Genius shall have the right to use the packaging and advertising materials created by WHVI at no cost; provided that in no event shall such materials refer to WHVI or any affiliated company, or WHVI's logo or the logo of any affiliated company.

9. CONFIDENTIALITY

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         The terms of this Agreement shall remain confidential and shall not be revealed to anyone by any party hereto or by the attorney of any party. Each party expressly represents and warrants that it has not publicized and will not publicize in any manner, either personally or through an agent or representative, or undertake to or aid or assist any third party in publicizing or exploiting in any form whatsoever, by any means whatsoever, in any medium whatsoever, the terms of this Agreement.

         Notwithstanding the foregoing, disclosure to a third party may occur, to the minimum extent necessary, in the following situations: (a) insofar as disclosure is required pursuant to a subpoena issued by a court of competent jurisdiction or legislative body; (b) insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement; and (c) as reasonably required for purposes of complying with state and federal tax laws; and (d) as reasonably required for purposes of complying with the rules and regulations of any relevant regulatory authority.

         In the event disclosure is necessary pursuant to the provisions of subparagraph (a) or (c) --(d) of this paragraph, the party making the disclosure shall apprise the third party to whom such disclosure is made of the confidential nature of the information and shall use its good faith efforts to secure and assure the confidentiality and non-disclosure of the information by the third party.

10. MISCELLANEOUS

         A. NOTICES: All notices to be given to WHVI hereunder shall be addressed to Warner Home Video Inc., 4000 Warner Boulevard, Burbank, California 91522, attention: General Counsel. All notices to be given to Genius hereunder shall be addressed to Klaus Moeller, 740
Lomas Santa Fe, Suite 210, Solana Beach, CA 92075, or such other address as Genius may indicate.

         B. UNENFORCEABILITY: If there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, regulation or collective bargaining agreement, the latter shall prevail; provided, that the provision hereof so affected shall be limited only to the extent necessary and no other provision shall be affected.

         C. AMENDMENTS: This Agreement cannot be amended, modified or changed in any way except by a written instrument executed by both parties.

         D. NO WAIVER: No delay in enforcing any right under this Agreement shall constitute a waiver of such right. No waiver of any default hereunder shall be effective unless executed in writing by the party charged therewith, nor shall any waiver operate as a waiver of any other default or of the same default on a future occasion.

         E. ALTERNATIVE DISPUTE RESOLUTION: Any and all controversies, claims or disputes arising out of, in connection with or in any way related to this Agreement, its interpretation, formation, negotiation, or performance, the Royalty Agreement Term, or alleged violations of state or federal statutory or common law rights or duties ("Dispute") shall be resolved according to the procedures set forth the following paragraph, which shall constitute the sole dispute resolution mechanism hereunder.

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         In the event that the Parties are unable to resolve any Dispute after meeting and attempting in good faith to reach a negotiated resolution, then such Dispute shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the Streamlined (for claims under $250,000) or the Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, of the Los Angeles office of JAMS, or its successor ("JAMS") in effect at the time the request for arbitration is made (the "Arbitration Rules"). The arbitration shall be conducted in Los Angeles County before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow California law and the Federal Rules of Evidence in adjudicating the Dispute. There shall be no award of punitive damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to enforce or vacate the award. Unless the Parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be retired judges or justices of any California state or federal court with substantial experience in matters involving the entertainment industry. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County. The party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

         F. SIGNATURE IN COUNTERPART: This Agreement may be signed in counterpart, each of which shall be deemed an original, but all of which together shall constitute the Agreement.

         G. CAPTIONS: The captions herein are inserted for reference and convenience only and in no way define, limit or describe the scope of this Agreement or intent of the provisions.

         H. ENTIRE AGREEMENT: This Agreement including all Exhibits, Attachments and/or Schedules, contains the entire understanding and supersedes all prior oral and written understandings of the parties hereto relating to the subject matter herein.

11. SURVIVAL

         All provisions of this Agreement that, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement.

12. ACKNOWLEDGEMENTS

         A. The Parties each warrant and represent that, except as herein expressly set forth, no representations or promises have been made to them by or on behalf of them, to induce the execution of this Agreement.
///

///

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         B. The Parties each acknowledge that they have been fully involved in the negotiation and drafting of this Agreement. Accordingly, the Parties acknowledge that any rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable to this Agreement. Further, the Parties acknowledge that they have read this Agreement and acknowledge that in executing this Agreement, they are relying on the advice and recommendations of their own independently selected counsel and that they executed this Agreement freely and voluntarily.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dated: As of March __, 2004
                                       Genius Products Inc.

                                       By:    /s/ Klaus Moeller
                                           -------------------------------------

                                       Its:         CEO
                                           -------------------------------------

Dated: As of March __, 2004
                                       Warner Home Video Inc., successor-in-
                                       interest to Warner Home Video, a division of Time Warner Entertainment Company, L.P.

                                       By:      /s/ illegible
                                           -------------------------------------

                                       Its:     EVP/illegible
                                           -------------------------------------

                                       11



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                                   EXHIBIT "A"
                                   -----------

                       COMPUTATION OF ACCOUNTABLE RECEIPTS
                       -----------------------------------
                 AND AMOUNT OF WARNER HOME VIDEO INC.'S ROYALTY
                 ----------------------------------------------

         1. GENERAL DEFINITIONS: As used in this Exhibit and in the Agreement, the following terms shall have the following meanings:

         "AGREEMENT" shall mean the Termination, Release and Royalty Agreement to which this Exhibit is attached and made apart, inclusive also of this Exhibit and all other Exhibits thereto.

         "AFFILIATE" shall mean shall mean any entity which owns or controls, is owned or controlled by, is under common ownership or control with, or is otherwise related in whole or in part by way of ownership or control with, Genius, including but not limited to parent companies, subsidiary companies and sister companies of Genius. The word "control" (including "controlled by" and "controls") as used in the preceding sentence shall be deemed to mean possession, directly or indirectly, of the power to command the course of management, policy making and business activity of the entity or of Genius, as the case may be, through ownership of 50% or more of voting securities.

         "DIRECT MARKETING AFFILIATE" shall mean an Affiliate engaged in the exploitation of Homevideo Rights through distribution of Devices directly to consumers for homevideo exhibition (other than through retail or wholesale outlets) through any direct marketing distribution method, including direct mail, mail order, telephone order, club membership, television and/or radio solicitations, continuity series offerings or single title offerings ("Direct Marketing Distribution").

         "UNRELATED THIRD PARTIES" shall mean any and all entities other than Genius, Affiliates and Direct Marketing Affiliates.

         2. GROSS RECEIPTS: "Gross Receipts" means the aggregate of the following:

                  (a) 100% of all sums received by or credited to Genius and Affiliates from Unrelated Third Parties in U.S. Dollars in the United States from the exploitation of Homevideo Rights other than sums received pursuant to Subparagraph 2.(b) below.

                  (b) 100% of all royalties received by or credited to Genius and Affiliates (excluding sums received by Direct Marketing Affiliates) in U.S. Dollars in the United States from the exploitation of Homevideo Rights through Direct Marketing Distribution which is conducted by Unrelated Third Parties or Direct Marketing Affiliates to which Genius or Affiliates supply ready-manufactured units of the Devices.

                  Gross Receipts shall be deemed to exclude sums received by Genius and/or Affiliates which represent sales taxes, value added taxes, excise taxes, and similar taxes which are collected by Genius and Affiliates as required by any requisite taxing authorities of any

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
[Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.]

         government, but limited to the extent that such taxes are paid and not returned or credited to Genius or an Affiliate. Gross Receipts shall also be deemed to exclude foreign currencies to the extent any foreign licensing society or organization collects or withholds any portion thereof on behalf of or for the benefit of Genius.

         With respect to foreign currencies received by Genius and Affiliates in connection herewith, it is agreed and understood that such sums received shall be included in Gross Receipts hereunder, whether or not such sums have been received in U.S. Dollars in the United States, and whether or not such such sums which are capable of being remitted to the United States have yet been remitted.

         Gross Receipts are not subject to retroactive adjustments for returns, refunds, credits, settlements, rebates and discounts.

         3. DEDUCTIBLE AMOUNTS: The only "Deductible Amounts" shall be for all taxes which are levied upon or payable by Genius and Affiliates with respect to all or part of the revenues derived from the exploitation of Homevideo Rights, or upon remittance of all or part of such revenues, but specifically excluding corporate income taxes levied on net profits of Genius and Affiliates. In no event shall the deductible amount of any such taxes (however denominated) imposed upon Genius or Affiliates be decreased (nor the Gross Receipts increased) because of the manner in which such taxes are elected by Genius to be treated in filing net income, corporate franchise, excess profits or other tax returns.

         4. ACCOUNTABLE RECEIPTS: "Accountable Receipts" means Gross Receipts less Deductible Amounts.

         5. AMOUNTS PAYABLE: "WHVI's Royalty" is defined in the Agreement. The amount payable at the end of any Accounting Period is the net amount of WHVI's Royalty earned from commencement of the Term of the Royalty Agreement through the end of such Accounting Period.

         6. STATEMENTS AND PAYMENTS: "Accounting Period" shall mean each period of three (3) months duration commencing at any time designated by WHVI, and if WHVI does not designate a time then on January 1, April 1, July 1, October 1 of the applicable year, all such periods of time to be consecutive. Within thirty
(30) days after the end of an Accounting Period, WHVI shall be sent a statement showing the computation of Gross Receipts and WHVI's Royalty for such Accounting Period on a cumulative basis and WHVI shall be paid any balance due of any amounts payable based thereon for such Accounting Period.

         7. INSPECTION OF BOOKS AND RECORDS: Genius shall keep all of Genius's books and records directly relating to the Agreement in accordance with accepted accounting principles. WHVI may, at Genius's offices and for and during reasonable times within the regular course of business activities, have a certified public accountant inspect and make copies of any such books and records, all at WHVI's expense.

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